EXHIBIT 10.52

First Amendment to Employment Agreement of

Matthew Schwartz dated February 23, 2012

(“Employment Agreement”)

The undersigned parties agree as follows effective March 1, 2014:

1.	All definitions shall be as set forth in the Employment Agreement
2.	The Employment Agreement is hereby extended through August 31, 2014 (the “Extended Term”).
3.	From and after March 1, the Executive’s monthly base salary shall be $12,500 per month.
4.	On or before March 15, 2014, the Company shall pay the Executive $10,000 for his role as Secretary of the Company to date. This payment shall not be subject to wage withholding as it is being paid to the executive for his role as Secretary.
5.	On March 15, 2014, the Company shall grant the Executive a warrant for 300,000 shares as Secretary of the Company to date and through the end of the Extended Term. The warrant shares shall vest at the rate of 50,000 shares each month through the end of the Extended Term. The warrant shall have a term of five (5) years with an exercise price of $0.31 per share. All other terms and provisions of the warrant shall be identical to warrants issued to directors of the Company in 2013. Prior to the termination of the Extended Term, the Company shall register the warrant and warrant shares.
6.	Upon termination of the Extended Term:
a.	The warrant and all prior warrants and options granted to the Executive by the Company shall be fully vested and exercisable according with their terms for the original exercise period, notwithstanding any other agreement or the provisions of any plan under which any of the options were granted.
b.	The company shall pay the Executive’s COBRA costs for a period of 12 months, or upon the Executive’s election, pay the Executive the same amount in cash each month.

Approved and accepted by:

GRANDPARENTS.COM, INC	EXECUTIVE

By:	By:

/s/ Steve Leber	/s/ Matthew Schwartz
Steve Leber, Co-CEO	Matthew Schwartz